Exhibit 99.1

Mativ Announces Second Quarter 2022 Results, Provides Second Half 2022 EBITDA Outlook and Sets Quarterly Cash Dividend

ALPHARETTA, GA, August 9, 2022 -- Mativ Holdings, Inc. ("Mativ" or the "Company") (NYSE: MATV) reported earnings results for the three month and six month periods ending June 30, 2022. On July 6, 2022, SWM International, Inc. ("SWM") and Neenah, Inc. ("Neenah") completed a merger of equals ("the merger") in which each SWM share was converted into one share of Mativ common stock and each share of Neenah was converted into 1.358 shares of Mativ common stock.

Adjusted measures are reconciled to GAAP at the end of this release. Financial and operating comparisons are versus the prior year period unless stated otherwise. EPS figures are on a diluted basis unless stated otherwise. Figures may not sum to total due to rounding. Definitions: Advanced Materials & Structures (AMS), Engineered Papers (EP), Fine Paper & Packaging (FPP), Technical Products (TP), "organic" for SWM legacy - pro forma to assume Scapa (acquired April 2021) was acquired January 1, 2021, and adjusted to exclude certain AMS sales related to assets classified as held-for-sale; "organic" for Neenah legacy - pro forma to assume Itasa (acquired in April 2021) was acquired January 1, 2021, and adjusted to exclude the impacts of a facility shutdown.

Mativ Second Quarter 2022 Highlights (reflects legacy SWM results)

•Sales increased 13% to $426.4 million; organic sales growth of 11% with strong demand and pricing actions across the business driving top-line gains and offsetting cost increases
•GAAP EPS of $0.36, up from $0.06; Adjusted EPS of $0.86, down 4%; Adjusted EBITDA up 1% year-over-year and up 5% sequentially
Neenah Second Quarter 2022 Highlights (not included in Mativ results)
•Net sales increased 14% to $306.8 million; organic sales growth was 17%, driven by release liners, water filtration, and industrials and broad strength across the paper and packaging portfolio
•GAAP operating income was $17.0 million; Adjusted EBITDA increased 14% to $36.2 million; price increases more than offset higher input costs
Mativ (Combined) Financial Outlook and Dividend
•SWM and Neenah merged to create a ∼$3 billion leader in specialty materials, a highly complementary combination with $65+ million cost synergy plan
•Announced 2H:22 Adjusted EBITDA guidance of $210 to $230 million (on combined basis), consistent with both companies' previously issued annual guidance and includes early synergy capture
•Announced $1.60 annualized quarterly cash dividend per share, demonstrating high confidence in financial outlook, synergy delivery and long-term cash generation; dividend equates to consistent total cash outlay of both legacy companies' dividends

Management Commentary

Julie Schertell, Chief Executive Officer, commented, "With the completion of our merger in early July to form Mativ and the close of a strong second quarter for the legacy SWM and Neenah businesses, we are poised to carry our momentum into the rest of 2022 as a unified and more scaled global leader in specialty materials. We are better and stronger together, and I fully believe the strategic and financial merits of this merger will be realized through delivering increased value to our customers, accelerating growth, and executing on synergies."

"The primary 2022 EBITDA growth catalysts remain solidly intact, with robust sales continuing in the second quarter and significant price/cost improvements flowing through both legacy companies' financials. Year-to-date results have tracked to plan, and we expect positive trends to continue with additional price increases implemented to mitigate continued inflationary pressures. We project total second-half 2022 EBITDA for Mativ of $210 to $230 million, consistent with the previous annual guidance for both legacy companies and inclusive of some very early-

stage SG&A synergies. We are very confident that our cost synergy plan will result in at least $65 million of savings, with a year-end 2022 exit run-rate of approximately $20 million. Integration is off to a fast start, our teams are collaborating, and we are laser-focused on a smooth operational transition while also tackling high-value projects to accelerate margin expansion."

Andrew Wamser, Chief Financial Officer added, "Regarding Mativ's capital structure upon the close of the merger, our net leverage per our credit agreement was approximately 4.1x. De-levering is a key priority, and we expect to finish the year at or below 3.75x and to be below 3.5x in 2023. Projected year-over-year EBITDA growth from base business performance and synergy capture is expected to drive this reduction, supplemented by debt paydown. We have also set Mativ’s new annualized dividend at $1.60 per share, continuing our shared track record of providing a highly attractive cash return to shareholders. We elected to maintain the aggregated dividend cash outlay of both companies’ prior payouts, which totals approximately $88 million annually. We are confident in the resilience of our diversified portfolio and long-term cash generation, and believe this dividend offers a compelling and reliable return for investors."

Ms. Schertell concluded, "Mativ’s future is rich with value creation opportunities, with the potential to accelerate top-line growth and expand margins through numerous organic and synergy-related initiatives. Our increased scale also enables greater strategic portfolio optionality as we focus our resources on the company's fastest growing and most profitable product areas. Our global teams are moving forward together with shared purpose and conviction, and we look forward to delivering on the promise of this transformative combination."

Mativ Second Quarter 2022 Financial Results (reflects legacy SWM)

Advanced Materials & Structures segment sales were $288.1 million, up 14%; organic sales increased 11%. 2Q:22 organic sales were driven primarily by price increases across the portfolio and continued strong demand across end-markets, led by rapid growth in transportation products, as well as gains in filtration, construction, and industrials.

GAAP operating profit was $29.4 million, or 10.2% of sales, up 56%; Adjusted operating profit was $41.6 million, up 25%, with margin of 14.4%, up 120 basis points. Adjusted operating profit growth reflected organic sales gains, including price increases that more than offset the inflationary cost increases in raw materials.

Engineered Papers segment sales were $138.3 million, up 10%, driven by volume growth and price increases. Volumes benefited from broad-based gains across the portfolio, highlighted by continued rapid growth in Heat-not-Burn reduced-risk products.

GAAP operating profit was $22.4 million, or 16.2% of sales, down 7%. Adjusted operating profit was $21.5 million, down 19%. Adjusted operating margin was 15.5%, down from 21.1%. While contractual and market price increases and negotiated volume gains more than offset higher pulp and other material costs, operating profit and margin percentage reductions resulted mainly from rapidly escalating energy costs, particularly in Europe. Semi-annual contractual price increases, additional market price increases, and surcharges are expected to be effective during the second half off the year to mitigate the impacts of escalating pulp and energy costs.

Unallocated GAAP expenses were $24.0 million, versus $27.2 million; expenses in both years reflected acquisition and merger-related costs. Adjusted unallocated expenses were $17.5 million, versus $15.1 million, reflecting increased spending to support growth. Adjusted unallocated expenses were 4.1% of consolidated sales, versus 4.0% in 2Q:21.

Consolidated sales were $426.4 million, up 13%, and up 11% on an organic basis. Adjusted income was $27.7 million, down 3%; Adjusted EBITDA was up 1% to $58.1 million.

GAAP EPS was $0.36, up from $0.06; Adjusted EPS was $0.86, versus $0.90.

Interest expense was $20.4 million, versus $13.1 million. The increase was due in part to a $3.3 million bridge loan expense related to the merger (excluded from adjusted EPS) with the remainder from higher interest rates versus prior year.

The Company reported a 31.3% tax rate during the second quarter. Excluding the impact of non-GAAP adjustments, the second quarter 2022 tax rate was 20.7% (the implied rate reflected in the Company's Adjusted EPS), flat with the prior year quarter.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables for additional details). The most significant adjustments to second quarter 2022 results were as follows:

•$0.28 per share of purchase accounting expenses (purchase accounting expenses reflect primarily ongoing non-cash intangible asset amortizations associated with AMS acquisitions)
•$0.22 per share of expenses related to the merger with Neenah

Neenah Second Quarter 2022 Financial Results (not included in Mativ financial results)

Net sales increased 14% to $306.8 million; organic sales growth was 17%. Fine Paper and Packaging segment sales were up 21% to $108.3 million, with gains across the portfolio. Technical Product segment sales were $198.5 million, up 11%, and up 15% on an organic basis, led by release liners, water filtration, and industrials. Consolidated GAAP operating income was $17.0 million; consolidated Adjusted EBITDA (see non-GAAP reconciliations) increased 14% to $36.2 million. Adjusted EBITDA margin was 11.8%, consistent with 2Q:21 and up 120 basis points sequentially from 1Q:22. Pricing actions across the business more than offset higher costs for fiber, pulp, energy, and chemicals. Profitability also benefited from cost savings associated with footprint optimization, with offsets from continued inflationary pressures on distribution and labor.

Mativ Year-To-Date 2022 Financial Results (reflects legacy SWM)

Advanced Materials & Structures segment sales were $561.0 million, up 35%, including the acquisition benefit from Scapa, while organic sales increased 4%. Year-to-date organic sales growth benefited from strong demand and pricing across the portfolio which accelerated in the second quarter.

GAAP operating profit was $39.7 million, down 1%; Adjusted operating profit was $76.2 million, up 25%, while margin contracted 110 basis points to 13.6%. Adjusted operating profit growth reflected organic sales growth and the incremental benefit of the acquired Scapa business; however the six-month period margin percentage decline was primarily due to a difficult comparison to a strong 1Q:21 when inflationary pressures and global supply chain challenges had not yet begun affecting results. Importantly, price increases across the portfolio have more than offset higher resin input costs and other purchased raw materials.

Engineered Papers segment sales were $272.2 million, up 8%, driven by volume growth and price increases. Volumes benefited from broad-based gains across the portfolio, highlighted by continued rapid growth in Heat-not-Burn reduced-risk products.

GAAP operating profit was $48.1 million, down 11%. Adjusted operating profit was $47.5 million, down 18%, with adjusted operating margin decreasing 560 basis points to 17.5%. While price increases and negotiated volume gains were effective offsets to higher pulp and other material costs, operating profit and margin percentage reductions resulted mainly from rapidly escalating energy costs, particularly in Europe. As referenced above, semi-annual contractual price increases, additional market price increases, and surcharges are expected to be effective during the second half off the year to mitigate the impacts of escalating raw materials and energy costs.

Unallocated GAAP expenses were $49.4 million, versus $44.9 million; expenses in both years reflected acquisition and merger-related costs. Adjusted unallocated expenses were $35.8 million, versus $29.2 million. The increase was primarily a function of overhead expenses from Scapa which are recorded in corporate unallocated costs and spending to support growth of the business. Adjusted unallocated costs were 4.3% of consolidated sales, versus 4.4% in the prior year period.

Consolidated sales were $833.2 million, up 25%, including the acquisition benefit from Scapa, or up 5% on an organic basis. Adjusted income was $55.8 million, down 8%; Adjusted EBITDA was up 1% to $113.2 million.

GAAP EPS was $0.41, versus $0.74; Adjusted EPS was $1.75, versus $1.92.

Interest expense was $34.9 million, up from $16.0 million due primarily to incremental debt related to the Scapa acquisition and higher interest rates.

The Company reported a year-to-date tax rate of 41.1%. Excluding the impact of non-GAAP adjustments, the year-to-date tax rate was 20.7% (the implied rate reflected in the Company's Adjusted EPS), unchanged from the prior year period.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables for additional details). The most significant adjustments to year-to-date 2022 results were as follows:

•$0.56 per share of purchase accounting expenses (purchase accounting expenses reflect primarily ongoing non-cash intangible asset amortizations associated with AMS acquisitions)
•$0.41 per share of restructuring and impairment expenses, mostly in the AMS segment and primarily related to assets being reclassified as held-for-sale in conjunction with the planned divestiture of a financially immaterial portion of the business that serves the construction end-market
•$0.40 per share of expenses related to the merger with Neenah

Neenah Year-To-Date 2022 Financial Results (not included in Mativ financial results)

Net sales increased 19% to $591.6 million; organic sales were up 13%. Technical Product segment sales were $384.1 million, up 18%, and up 10% on an organic basis, led by release liners, water filtration, and industrials. Fine Paper and Packaging segment sales were up 21% to $207.5 million, with gains across the portfolio. Consolidated GAAP operating income was $29.2 million; consolidated Adjusted EBITDA (see non-GAAP reconciliations) decreased 1% to $66.5 million. Adjusted EBITDA margin was 11.2%, down from 13.6%. Margin compression for the six month period was primarily due to a difficult first quarter comparison to 2021, as global inflationary pressures and supply chain strains had not yet begun affecting results. Similar to second quarter results, price increases more than offset higher input costs, footprint optimization closure savings were realized, and inflationary pressures from distribution and labor impacted profitability.

Cash Flow, Debt, Liquidity, & Dividend

Mativ (legacy SWM). Year-to-date 2022 cash provided by operating activities was $18.0 million, versus $19.8 million. The Company's working capital-related cash outflows were $63.0 million, compared to $51.0 million in the prior year period. The higher outflows are associated with the sales increase and the related growth in receivables and inventories (higher cost inventories due to rising input costs).

Capital spending and capitalized software costs totaled $19.4 million, up $1.8 million. Year-to-date free cash flow was negative $1.4 million, versus free cash flow of $2.2 million in the prior year period, due to the operating cash flow trends discussed above.

Total debt was $1,254.6 million as of June 30, 2022, total cash was $56.3 million, resulting in net debt of $1,198.3 million. Pursuant to the terms of the Company's credit agreement, net debt to adjusted EBITDA was 4.9x as of June 30, 2022.

Mativ (combined basis). In connection with the July 6, 2022 merger, the Company refinanced and upsized the SWM legacy revolving credit facility from $500 million to $600 million and issued a new Term Loan A of $650 million. The new Term Loan A was used to repay Neenah's $446 million existing Term Loan B and its existing Global ABL facility and pay down the newly upsized Mativ revolving credit facility. Following the close of the merger, Mativ had total debt of approximately $1.83 billion and total liquidity of approximately $454 million, consisting of $148 million of cash and $306 million of revolver availability. The Company's debt matures on a staggered basis between 2026 and 2028.

At the close of the acquisition on July 6, 2022, net leverage was 4.1x (versus covenant of 5.5x), and the Company expects net leverage to decrease steadily to below 3.5x in 2023. Net leverage is defined in the Company's credit agreement, and includes EBITDA adjustments for certain expected cost synergies.

The Company announced a quarterly cash dividend of $0.40 per share. The dividend will be payable on September 23, 2022 to stockholders of record as of August 19, 2022.

Business Outlook

The Company expects Adjusted EBITDA for the second half of 2022 to be in the range of $210 to $230 million. Due to the complexities of projecting certain financial data and required purchase accounting expense analyses (primarily valuation of intangible assets) for the post-merger combined company, the Company is not able to estimate GAAP Income for the second half of 2022 and provide the associated Adjusted EBITDA reconciliation without unreasonable effort.

Conference Call

Mativ will hold a conference call to review second quarter 2022 results with investors and analysts at 8:30 a.m. Eastern time on Wednesday, August 10, 2022. The earnings conference call will be simultaneously broadcast over the Internet at http://ir.mativ.com. To listen to the call, please go to the Company’s website at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s website shortly after the call.

Mativ will use a presentation in conjunction with its conference call. The presentation can be found on the Company's website under the Investor Relations section in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About Mativ

Mativ Holdings, Inc. is a global leader in specialty materials headquartered in Alpharetta, Georgia. The Company offers a wide range of critical components and engineered solutions to solve our customers’ most complex challenges. With over 7,500 employees worldwide, we manufacture on four continents and generate sales in more than 100 countries. The Company’s two operating segments, Advanced Technical Materials and Fiber-Based Solutions, target premium applications across diversified and growing end-markets, from filtration to healthcare to sustainable packaging. Our broad portfolio of technologies combines polymers, fibers, and resins to optimize the performance of our customers’ products across multiple stages of the value chain. Our leading positions are a testament to our best-in-class global manufacturing, supply chain, and materials science capabilities. We drive innovation and enhance performance, finding potential in the impossible.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act and other legal protections. Forward-looking statements include, without limitation, those regarding EPS and other financial guidance, acquisition integration and performance, growth prospects, future end-market trends, the future effects of supply chain challenges and price increases, future cash flows, net leverage, purchase accounting impacts, effective tax rates, planned investments, impacts of the COVID-19 pandemic on our operations, profitability, and cash flow, the expected benefits and accretion of the Neenah merger and Scapa acquisition and integration and other statements generally identified by words such as "believe," "expect," "intend," "guidance," "plan," "forecast," "potential," "anticipate," "confident," "project," "appear," "future," "should," "likely," "could," "may,", "will", "typically," and similar words.

These forward-looking statements are prospective in nature and not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which SWM and Neenah shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. No assurance can be given that such expectations will prove to have been correct and persons reading this presentation are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this press release. These statements are not guarantees of future performance and involve certain risks and uncertainties, and assumptions that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, the following factors: risks associated with pandemics and other public health emergencies, including the continued impact of, and the governmental and third party response to, the COVID-19 pandemic and its variant strains (including any proposed new regulation concerning mandatory COVID-19 vaccination of employees); changes in sales or production volumes, pricing and/or manufacturing costs of reconstituted tobacco products, cigarette paper (including for LIP cigarettes), including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products, new technologies such as e-cigarettes, inventory adjustments and rebalancings in our EP segment. Additionally, competition and changes in AMS end-market products due to changing customer demands; changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting and due to impact of tariffs; risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies; changes in the source and intensity of competition in our commercial segments; our ability to attract and retain key personnel, including in connection with the merger, labor shortages, labor strikes, stoppages or other disruptions; weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events; seasonal or cyclical market and industry fluctuations which may result in reduced net sales and operating profits during certain periods; increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, which could impact the sales and profitability of our products; adverse changes in the oil, gas, automotive, construction and infrastructure, and mining sectors impacting key AMS segment customers; increases in operating costs due to inflation and continuing increases in the inflation rate or otherwise, such as labor expense, compensation and benefits costs; changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including the loi de Securisation de l'emploi in France, unionization rule and regulations by the National Labor Relations Board in the U.S., equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws; the impact of tariffs, and the imposition of any future additional tariffs and other trade barriers, and the effects of retaliatory trade measures; existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures); new reports as to the effect of smoking on human health or the environment; changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the Euro and Real) and on interest rates; the phasing out of USD LIBOR rates after 2023 and the replacement with SOFR; changes in the manner in which we finance our debt and future capital needs, including potential acquisitions; the success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions; changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges; supply chain disruptions, including the failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure; international conflicts and disputes, such as the ongoing conflict between Russia and Ukraine, which restrict our ability to supply products into affected regions, due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, and other commercial activities in troubled regions; compliance with the FCPA and other anti-corruption laws or trade control laws, as well as other laws governing our operations; the pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted; risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others; a failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty; the number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil, France and Germany; the outcome and cost of the LIP-related intellectual property litigation against Glatz in Europe; risks associated with our technological advantages in our intellectual property and the likelihood that our current technological advantages are unable to continue indefinitely; risks associated with acquisitions, dispositions, strategic transactions and global asset realignment initiatives of Mativ;costs and timing of implementation of any upgrades or changes to our information technology systems; failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information; changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities; changes in construction and infrastructure spending and its impact on demand for certain products; potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; difficulties and delays in integrating the businesses of the Company and Neenah; failing to fully realize anticipated cost savings and other anticipated benefits of the Neenah merger when expected or at all; business disruptions from the proposed Neenah merger that will harm the Company’s business, including current plans and operations; potential adverse reactions or changes to business relationships resulting from the Neenah merger, including as it relates to the Company’s ability to successfully renew existing client contracts on favorable terms or at all and obtain new clients; the substantial indebtedness Mativ has incurred and assumed in connection with the Neenah and the need to generate sufficient cash flows to service and repay such debt; the possibility that Mativ may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate Neenah’s operations with those of Mativ; uncertainty as to the long-term value of the common stock of Mativ, including the dilution caused by Mativ’s issuance of additional shares of its common stock in connection with the Neenah merger; and other factors described elsewhere in this document and from time to time in documents that we file with the U.S. Securities and Exchange Commission (the “SEC”).

All forward-looking statements made in this document are qualified by these cautionary statements. Forward-looking statements herein are made only as of the date of this document, and neither SWM nor Neenah undertakes any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in SWM’s and Neenah’s most recent annual reports on Form 10-K for the year ended December 31, 2021, and any material updates to these factors contained in any of SWM’s and Neenah’s future filings with the SEC. The discussion of these risks is specifically incorporated by reference into this release. The financial results reported in this release are unaudited.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such and should only be viewed as historical data. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses, certain purchase accounting adjustments related to AMS segment acquisitions, acquisition/merger and integration related costs, interest expense, the effect of income tax provisions and other tax impacts, capital spending, capitalized software costs, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

In this press release the Company has provided guidance with respect to Adjusted EBITDA, which is a financial metric that has not been determined in accordance with GAAP and is therefore a non-GAAP financial measure. The Company has not provided a reconciliation to estimated GAAP net income, which the Company believes is the most directly comparable GAAP measure. Such a reconciliation is not available at this time without unreasonable effort in light of the complexities of projecting certain financial data and required purchase accounting expense analyses (primarily valuation of intangible assets) for the post-merger combined company.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency on the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not intended to be considered in isolation or as alternatives or substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared and presented in accordance with GAAP. The non-GAAP financial measures used in this release may be different from the measures used by other companies.

SOURCE Mativ:

CONTACT

Andrew Wamser
Chief Financial Officer
+1-770-569-4271

Or

Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Website: http://www.mativ.com

MATIV HOLDINGS, INC. AND SUBSIDIARIES
(formerly Schweitzer-Mauduit International, Inc.)
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2022	2021	% Change
Net sales	$426.4	$377.8	12.9%
Cost of products sold	326.8	289.7	12.8%
Gross profit	99.6	88.1	13.1%

Selling expense	15.0	11.9	26.1%
Research and development expense	5.4	5.4	—%
General expense	49.0	52.6	(6.8)%
Total nonmanufacturing expenses	69.4	69.9	(0.7)%

Restructuring and impairment expense	2.4	2.3	4.3%
Operating profit	27.8	15.9	74.8%
Interest expense	20.4	13.1	55.7%
Other income (expense), net	7.3	(0.3)	N.M.
Income before income taxes and income from equity affiliates	14.7	2.5	N.M.
Provision for income taxes	4.6	3.5	31.4%
Income from equity affiliates, net of income taxes	1.7	2.8	(39.3)%
Net income	$11.8	$1.8	N.M.

Net income per share
Basic	$0.36	$0.06	N.M.
Diluted	$0.36	$0.06	N.M.

Cash dividends declared per share	$0.44	$0.44

Weighted average shares outstanding
Basic	31,260,100	31,045,100
Diluted	31,409,800	31,402,400

N.M. - Not Meaningful

MATIV HOLDINGS, INC. AND SUBSIDIARIES
(formerly Schweitzer-Mauduit International, Inc.)
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2022	2021	% Change
Net sales	$833.2	$666.0	25.1%
Cost of products sold	641.0	497.1	28.9%
Gross profit	192.2	168.9	13.8%

Selling expense	29.3	21.0	39.5%
Research and development expense	10.6	9.2	15.2%
General expense	98.3	85.3	15.2%
Total nonmanufacturing expenses	138.2	115.5	19.7%

Restructuring and impairment expense	15.6	4.0	N.M.
Operating profit	38.4	49.4	(22.3)%
Interest expense	34.9	16.0	N.M.
Other income (expense), net	12.8	(2.9)	N.M.
Income from continuing operations before income taxes and income from equity affiliates	16.3	30.5	(46.6)%
Provision for income taxes	6.7	10.9	(38.5)%
Income from equity affiliates, net of income taxes	3.8	3.8	—%
Net income	$13.4	$23.4	(42.7)%

Net income per share
Basic	$0.41	$0.75	(45.3)%
Diluted	$0.41	$0.74	(44.6)%

Cash dividends declared per share	$0.88	$0.88

Weighted average shares outstanding
Basic	31,209,300	31,009,900
Diluted	31,412,000	31,371,700

N.M. - Not Meaningful

MATIV HOLDINGS, INC. AND SUBSIDIARIES
(formerly Schweitzer-Mauduit International, Inc.)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$56.3	$74.7
Accounts receivable, net	277.0	238.0
Inventories	276.4	259.5
Assets held for sale	6.7	—
Other current assets	37.3	22.4
Property, plant and equipment, net	426.2	463.9
Goodwill	634.1	648.3
Other noncurrent assets	681.3	713.5
Total Assets	$2,395.3	$2,420.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$1.9	$3.2
Other current liabilities	240.9	227.9
Long-term debt	1,252.7	1,267.1
Pension and other postretirement benefits	35.8	39.0
Deferred income tax liabilities	85.2	95.1
Long-term income tax payable	12.5	16.6
Other noncurrent liabilities	71.8	89.2
Stockholders’ equity	694.5	682.2
Total Liabilities and Stockholders’ Equity	$2,395.3	$2,420.3

MATIV HOLDINGS, INC. AND SUBSIDIARIES
(formerly Schweitzer-Mauduit International, Inc.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in millions)
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Operating
Net income	$13.4	$23.4
Non-cash items included in net income:
Depreciation and amortization	50.9	44.9
Impairments	12.9	—
Deferred income tax	(5.1)	6.8
Pension and other postretirement benefits	(0.4)	1.9
Stock-based compensation	7.0	4.6
Income from equity affiliates	(3.8)	(3.8)
Brazil tax assessment and settlements, net	(2.2)	(6.1)
Gain on sale of assets	(2.9)	—
Cash dividends received from equity affiliates	1.1	—
Other items	(13.5)	(0.9)
Cash received from settlement of interest swap agreements	23.6	—
Changes in operating working capital	(63.0)	(51.0)
Cash provided by operations	18.0	19.8

Investing
Capital spending	(17.8)	(16.3)
Capitalized software costs	(1.6)	(1.3)
Acquisitions, net of cash acquired	—	(630.5)
Cash received from settlement of cross-currency swap contracts	35.8	—
Other investing	1.6	(0.9)
Cash provided by (used in) investing	18.0	(649.0)

Financing
Cash dividends paid	(28.1)	(27.6)
Proceeds from issuances of long-term debt	40.0	703.7
Payments on long-term debt	(47.6)	(17.8)
Payments for debt issuance costs	(12.5)	(14.5)
Payments on financing lease obligations	(0.3)	—
Purchases of common stock	(3.0)	(3.1)
Cash provided by (used in) financing	(51.5)	640.7

Effect of exchange rate changes on cash and cash equivalents	(2.9)	(0.3)

Increase (decrease) in cash and cash equivalents	$(18.4)	$11.2

MATIV HOLDINGS, INC. AND SUBSIDIARIES
(formerly Schweitzer-Mauduit International, Inc.)
BUSINESS SEGMENT REPORTING
(in millions)
(Unaudited)

Net Sales
	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
AMS	$288.1	$252.0	14.3%	$561.0	$415.0	35.2%
EP	138.3	125.8	9.9%	272.2	251.0	8.4%
Total Consolidated	$426.4	$377.8	12.9%	$833.2	$666.0	25.1%

Operating Profit
	Three Months Ended June 30,				Six Months Ended June 30,
			Return on Net Sales				Return on Net Sales
	2022	2021	2022	2021	2022	2021	2022	2021
AMS	$29.4	$18.9	10.2%	7.5%	$39.7	$40.2	7.1%	9.7%
EP	22.4	24.2	16.2%	19.2%	48.1	54.1	17.7%	21.6%
Unallocated	(24.0)	(27.2)			(49.4)	(44.9)
Total Consolidated	$27.8	$15.9	6.5%	4.2%	$38.4	$49.4	4.6%	7.4%

Non-GAAP Adjustments to Operating Profit
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
AMS - Restructuring, impairment and related charges	$1.1	$—	$14.3	$—
AMS - Purchase accounting adjustments	11.1	14.3	22.2	20.8
EP - Restructuring, impairment and other charges(1)	(0.9)	2.3	(0.6)	4.0
Unallocated - Acquisition/Merger and integration related costs	6.5	12.1	13.6	15.7
Total Consolidated	$17.8	$28.7	$49.5	$40.5
(1)Other charges include a tax settlement in Brazil.

Adjusted Operating Profit
	Three Months Ended June 30,				Six Months Ended June 30,
			Return on Net Sales				Return on Net Sales
	2022	2021	2022	2021	2022	2021	2022	2021
AMS	$41.6	$33.2	14.4%	13.2%	$76.2	$61.0	13.6%	14.7%
EP	21.5	26.5	15.5%	21.1%	47.5	58.1	17.5%	23.1%
Unallocated	(17.5)	(15.1)			(35.8)	(29.2)
Total Consolidated	$45.6	$44.6	10.7%	11.8%	$87.9	$89.9	10.5%	13.5%

MATIV HOLDINGS, INC. AND SUBSIDIARIES
(formerly Schweitzer-Mauduit International, Inc.)
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating profit	$27.8	$15.9	$38.4	$49.4
Plus: Restructuring and impairment related expenses	2.4	2.3	15.9	4.0
Plus: Purchase accounting adjustments	11.1	14.3	22.2	20.8
Plus: Acquisition/merger and integration related costs	6.5	12.1	13.6	15.7
Plus: Brazil tax settlement	(2.2)	—	(2.2)	—
Adjusted Operating Profit	$45.6	$44.6	$87.9	$89.9

Income	$11.8	$1.8	$13.4	$23.4
Plus: Restructuring and impairment expenses	2.4	2.3	15.9	4.0
Less: Tax impact of restructuring and impairment expense	(0.5)	(0.6)	(3.3)	(1.0)
Less: Gain on sale of assets	(2.4)	—	(2.9)	—
Plus: Tax impact on gain on sale of assets	0.7	—	0.8	—
Plus: Purchase accounting adjustments	11.1	14.3	22.2	20.8
Less: Tax impact of purchase accounting adjustments	(2.3)	(2.6)	(4.6)	(4.2)
Plus: Brazil tax assessments/settlements	(2.8)	—	(2.8)	(6.1)
Less: Tax impact of Brazil tax assessments/settlements	1.0	(0.2)	1.0	2.5
Plus: Acquisition/merger and integration related costs	9.8	12.1	16.9	15.7
Less: Tax impact on acquisition/merger and integration related costs	(2.3)	(2.6)	(3.8)	(3.4)
Plus: Acquisition related foreign currency exchange impacts	—	1.3	—	6.9
Less: Tax Impact on acquisition related foreign currency exchange impacts	—	1.3	—	—
Less: Tax legislative changes, net of other discrete items	1.2	1.5	3.0	2.2
Adjusted Income	$27.7	$28.6	$55.8	$60.8

Earnings per share - diluted	$0.36	$0.06	$0.41	$0.74
Plus: Restructuring and impairment related expenses	0.08	0.07	0.51	0.13
Less: Tax impact of restructuring and impairment expense	(0.01)	(0.02)	(0.10)	(0.03)
Less: Gain on sale of assets	(0.07)	—	(0.09)	—
Plus: Tax impact on gain on sale of assets	0.02	—	0.02	—
Plus: Purchase accounting adjustments	0.36	0.45	0.71	0.66
Less: Tax impact of purchase accounting adjustment	(0.08)	(0.09)	(0.15)	(0.14)
Plus: Brazil tax assessments/settlements	(0.09)	—	(0.09)	(0.20)
Less: Tax impact of Brazil tax assessments/settlements	0.03	(0.01)	0.03	0.08
Plus: Acquisition/merger and integration related costs	0.29	0.39	0.52	0.50
Less: Tax impact on acquisition/merger and integration related costs	(0.07)	(0.09)	(0.12)	(0.11)
Plus: Acquisition related foreign currency exchange impacts	—	0.04	—	0.22
Less: Tax impact on acquisition related foreign currency exchange impacts	—	0.05	—	—
Less: Tax legislative changes, net of other discrete items	0.04	0.05	0.10	0.07
Adjusted Earnings Per Share - Diluted	$0.86	$0.90	$1.75	$1.92

MATIV HOLDINGS, INC. AND SUBSIDIARIES
(formerly Schweitzer-Mauduit International, Inc.)
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$11.8	$1.8	$13.4	$23.4
Plus: Interest expense on debt	21.1	13.1	35.6	20.5
Plus: Interest income on Brazil tax assessments/settlements	(0.7)	—	(0.7)	(4.5)
Plus: Provision for income taxes	4.6	3.5	6.7	10.9
Plus: Depreciation and amortization	23.6	27.0	47.5	43.4
Plus: Restructuring and impairment related expenses	2.4	2.3	15.9	4.0
Plus: Acquisition/merger and integration related costs	6.5	12.1	13.6	15.7
Plus: Income from equity affiliates	(1.7)	(2.8)	(3.8)	(3.8)
Plus: Other income, net	(7.3)	(1.0)	(12.8)	(2.4)
Plus: Acquisition related foreign currency exchange impacts	—	1.3	—	6.9
Plus: Brazil tax assessments/settlements	(2.2)	—	(2.2)	(1.6)
Adjusted EBITDA	$58.1	$57.3	$113.2	$112.5

AMS adjusted EBITDA	$49.2	$40.2	$91.6	$72.3
EP adjusted EBITDA	26.1	31.9	57.0	68.9
Unallocated adjusted EBITDA	(17.2)	(14.8)	(35.4)	(28.7)
Adjusted EBITDA	$58.1	$57.3	$113.2	$112.5

Cash provided by operating activities	$13.0	$7.1	$18.0	$19.8
Less: Capital spending	(9.1)	(9.2)	(17.8)	(16.3)
Less: Capitalized software costs	(0.7)	(0.8)	(1.6)	(1.3)
Free Cash Flow	$3.2	$(2.9)	$(1.4)	$2.2

			June 30, 2022	December 31, 2021

Total Debt			$1,254.6	$1,270.3
Less: Cash			56.3	74.7
Net Debt			$1,198.3	$1,195.6

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME FROM OPERATIONS
(in millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$306.8	$269.3	$591.6	$496.3
Cost of products sold	249.8	230.9	486.3	408.3
Gross profit	57.0	38.4	105.3	88.0

Selling, general and administrative expenses	32.5	27.5	62.8	51.8
Acquisition-related costs	5.7	0.1	11.0	12.1
Other restructuring and non-routine costs	1.6	0.9	1.6	0.9
Impairment and asset restructuring costs	0.5	34.4	1.1	34.4
COVID-19 costs	—	0.2	0.6	0.7
Loss on debt extinguishment	—	7.2	—	7.2
Pension settlement losses	—	1.0	—	1.0
Other income, net	(0.3)	(0.3)	(1.0)	(1.1)
Operating Income (Loss)	$17.0	$(32.6)	$29.2	$(19.0)

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(in millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales:
Technical Products	$198.5	$179.6	$384.1	$324.8
Fine Paper and Packaging	108.3	89.7	207.5	171.5
Consolidated	$306.8	$269.3	$591.6	$496.3

Operating Income (Loss):
Technical Products	$16.3	$(28.3)	$28.4	$(9.1)
Fine Paper and Packaging	14.5	9.9	26.4	22.6
Unallocated Corporate	(13.8)	(14.2)	(25.6)	(32.5)
Consolidated	$17.0	$(32.6)	$29.2	$(19.0)

Results included on this page are for Neenah only and are not included in the Mativ reported results.

Reconciliation to GAAP Measures

Neenah, Inc. will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. A reconciliation of Adjusted EBITDA measures to comparable GAAP measures is provided below:

RECONCILIATION OF OPERATING INCOME TO ADJUSTED EBITDA
(in millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Technical Products
GAAP Operating Income (Loss)	$16.3	$(28.3)	$28.4	$(9.1)
Acquisition-related costs	0.3	5.1	0.5	5.1
Other restructuring and non-routine costs	1.6	0.4	1.6	0.6
Impairment and asset restructuring costs	0.5	37.4	1.1	37.4
COVID-19 costs	—	0.1	—	0.2
Adjusted Operating Income	18.7	14.7	31.6	34.2
Depreciation and amortization of intangible assets and stock compensation	7.1	8.3	14.4	13.7
Adjusted EBITDA	$25.8	$23.0	$46.0	$47.9

Fine Paper and Packaging
GAAP Operating Income	$14.5	$9.9	$26.4	$22.6
Other restructuring and non-routine costs	—	0.1	—	(0.1)
COVID-19 costs	—	—	0.1	0.3
Adjusted Operating Income	14.5	10.0	26.5	22.8
Depreciation and amortization of intangible assets and stock compensation	2.5	2.8	5.0	5.3
Adjusted EBITDA	$17.0	$12.8	$31.5	$28.1

Unallocated Corporate Costs
GAAP Operating Loss	$(13.8)	$(14.2)	$(25.6)	$(32.5)
Acquisition-related costs	5.4	0.1	10.5	12.1
Other restructuring and non-routine costs	—	0.4	—	0.4
COVID-19 costs	—	0.1	0.5	0.2
Loss on debt extinguishment	—	7.2	—	7.2
Pension settlement losses	—	1.0	—	1.0
Adjusted Operating Loss	(8.4)	(5.4)	(14.6)	(11.6)
Depreciation and amortization of intangible assets and stock compensation	1.8	1.4	3.6	3.1
Adjusted EBITDA	$(6.6)	$(4.0)	$(11.0)	$(8.5)

Consolidated
GAAP Operating Income (Loss)	$17.0	$(32.6)	$29.2	$(19.0)
Acquisition-related costs	5.7	5.2	11.0	17.2
Other restructuring and non-routine costs	1.6	0.9	1.6	0.9
Impairment and asset restructuring costs	0.5	37.4	1.1	37.4
COVID-19 costs	—	0.2	0.6	0.7
Loss on debt extinguishment	—	7.2	—	7.2
Pension settlement losses	—	1.0	—	1.0
Adjusted Operating Income	24.8	19.3	43.5	45.4
Depreciation and amortization of intangible assets and stock compensation	11.4	12.5	23.0	22.1
Adjusted EBITDA	$36.2	$31.8	$66.5	$67.5

Results included on this page are for Neenah only and are not included in the Mativ reported results.